SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2014

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective July 25, 2014, the board of directors of USMD Holdings, Inc, a Delaware corporation (“USMD”) appointed Dr. Frederick Cummings to fill the vacant seat on the board of directors created by the resignation of Dr. Khang Tran.

Pursuant to that certain Investor Rights Agreement dated August 31, 2012 by and between USMD and UANT Ventures L.P. (“Ventures”), a Texas limited partnership that holds approximately 85% of the outstanding shares of USMD, the board agreed to fill the vacancy with an individual who had been designated to serve on the board of directors by the holders of the Class C and Class D partnership interests of Ventures. The holders of the Class C and Class D partnership interests in Ventures designated Dr. Cummings as the new director. On July 25, 2014, the board of directors unanimously approved the election of Dr. Cummings as a director, effective immediately. Dr. Cummings will serve as a director until the next annual meeting of the stockholders and until his successor has been elected and qualified, except in the event of his death, resignation or removal. Dr. Cummings will not serve on any board committees.

For his service on the board of directors, Dr. Cummings will be compensated in the same manner as USMD’s other employee directors. He will receive an annual retainer of $40,000 for his services on the board of directors and will receive $3,000 for each board meeting he attends in person and $1,500 for each meeting he attends telephonically or electronically. In addition, he is eligible to receive options to purchase up to 25,000 shares of USMD’s common stock, but only upon achievement of financial performance goals. For a description of the compensation arrangements of the directors, see “DIRECTOR COMPENSATION” in USMD’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2014.

Dr. Cummings, age 63, is an obstetrician and gynecologist and has been engaged in the practice of medicine since 1983. He was a physician of Medical Clinic of North Texas prior to its acquisition by USMD in 2012. Dr. Cummings received his medical degree from Howard University College of Medicine in Washington D.C.

Dr. Cummings has no direct or indirect interest in any transaction with USMD that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Dr. Cummings and any other person pursuant to which he was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: August 8, 2014	By:	/s/ Carolyn Jones
Carolyn Jones
Chief Financial Officer